DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Rollins, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

GENERAL

The following summary of the terms of our common stock is based upon our restated certificate of incorporation, as amended (“certificate of incorporation”), and our amended and restated bylaws (“bylaws”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our certificate of incorporation and our bylaws, which are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.22 is a part, and are incorporated by reference herein. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the Delaware General Corporation Law for more information.

The authorized capital stock of Rollins consists of 800 million shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, no par value per share.

COMMON STOCK

The stockholders of Rollins common stock:

•are entitled to dividends if they are declared by our board of directors out of funds legally available therefor, subject to the rights of stockholders of Rollins preferred stock;
•are entitled to one vote per share on all matters brought before them (voting is noncumulative in the election of directors); except as otherwise required by law or the Company’s certificate of incorporation, holders of common stock vote together as a single class on all matters submitted to a vote of stockholders;
•have no preemptive or conversion rights;
•are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and
•are entitled upon liquidation to receive the remainder of our assets after the payment of corporate debts and the satisfaction of the liquidation preference of our preferred stock.

PREFERRED STOCK

Rollins’ board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it at the time of issuance. Among the specific matters that our board of directors may determine are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidation and special voting rights. The issuance of preferred stock could adversely affect the voting power or other rights of holders of common stock and could be used, among other things, to discourage, delay or prevent a change in control of the Company.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

As a public Delaware corporation, Rollins is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15 percent or more of a corporation’s outstanding voting stock) from engaging in a “business combination” with a Delaware corporation for three years following the time such person became an interested stockholder unless:

•before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF ROLLINS

General

A number of provisions of the certificate of incorporation and bylaws deal with matters of corporate governance and the rights of stockholders including, among others, provisions for the classification of the board of directors into three classes having terms of three years. Certain of these provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which certain stockholders may deem to be in their best interest. These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of Rollins. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect the interests of Rollins and all of its stockholders.

Meetings of Stockholders

The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting or special meeting of stockholders, which could have the effect of delaying or preventing a change in control of the Company.

Indemnification and Limitation of Liability

The bylaws provide that directors and officers shall be, and at the discretion of the board of directors, others serving at the request of Rollins may be, indemnified by Rollins to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Rollins and further requires the advancing of expenses incurred in defending claims. The bylaws also provide that the right of directors and officers to indemnification shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Amendment of Bylaws

The certificate of incorporation provides that Rollins’ bylaws may be adopted, amended or repealed by the board of directors and any bylaws adopted by the directors may be altered, amended or repealed by the directors or by the stockholders.

Classified Board of Directors

The Board of Directors is divided into three classes. Any director elected prior to the date of the 2025 annual meeting of stockholders is serving for a three-year term expiring on the date of the third annual meeting of stockholders of the corporation following the annual meeting of stockholders at which that director was elected. Under the Company’s bylaws, the classified board structure will be phased out as follows: Each director elected at the 2025 annual meeting of stockholders was elected for a one-year term expiring at the 2026 annual meeting of stockholders. Each director elected at the 2026 annual meeting of stockholders will be elected for a one-year term expiring at the 2027 annual meeting of stockholders. At the 2027 annual meeting of stockholders and at each annual meeting of stockholders thereafter, the board of directors shall cease to be classified and all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Removal of Directors

Beginning in 2027, all directors may generally be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote. However, during the period in which the Board remains classified, any director elected to serve a classified term expiring at the third annual meeting following such director’s election may be removed only for cause.

Stockholder Action by Written Consent Prohibited

The Company’s certificate of incorporation provides that any action required or permitted to be taken by stockholders must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

Special Meetings of Stockholders

Special meetings of the stockholders may be called at any time by the Chairman of the Board and shall be called by the Chairman or Secretary on the request in writing or by vote of a majority of the directors or at the request in writing of stockholders of record owning a majority in amount of the capital stock outstanding and entitled to vote.

Transfer Agent and Listing

The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “ROL.” The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.